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Exhibit 10.9

                              SEPARATION AGREEMENT
                              --------------------

     THIS AGREEMENT entered into as of the 19th day of February, 2001 by and between eOn COMMUNICATIONS CORPORATION, a Delaware corporation ("eOn", "Company" or "Employer") and ROBERT CASH, a resident of Tennessee ("Employee").

     WHEREAS, Employer has accepted Employee's resignation as Vice President and Chief Marketing Officer, effective December 20th, 2000

     WHEREAS, Employer and Employee wish to formalize the terms of Employee's termination of employment and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    Article 1
                                Term of Agreement

This Agreement shall be effective as of the date of its execution and shall continue in force in perpetuity except for those articles in which some other term of duration or date of termination is provided.

                                   Article 2.
                           Compensation and Severance

In consideration of Employee's past service and in order to secure Employee's availability to assist the Company in connection with financial issues and other matters that occurred on or prior to January 31, 2001, eOn will provide the following compensation and severance benefits to Employee:

  1. Continuation for the period through April 15, 2001, of Employee's present base salary and fringe benefits (except as noted in Item 3 below) in conjunction with services described in the opening paragraph of Article 2.

  2. Severance pay for the period April 16 through June 8, 2001 to be paid through the Company's normal bi-weekly payroll system.

  3. Payment for accrued but unused vacation days through February 16, 2001, payable on the first business day following April 15, 2001.

  4. Employee may continue to contribute to the eOn Medical Plan at the employee rate through the end the month during which his last severance payment is received, extending his coverage through the end of the month of June 2001. He will then have sixty (60) days from the end of June 2001 to make a decision about continuing medical coverage at his own expense under the provisions of the COBRA program.

  5. In keeping with the provisions of the governing versions of the Company's Equity Incentive Plan, employee will have ninety (90) days from April 15, 2001 within which to exercise his vested stock options.

  6. Employee may retain his laptop computer for his personal use. Employee agrees to make the laptop available to eOn personnel for purposes of collecting a backup of information and data on the computer.

  7. Any confidentiality agreements signed by Employee will remain in full force and effect as provided in the terms of those agreements.

To the extent that any provisions of this Article of this Agreement conflict with the provisions of the agreement between Employee and the Company dated December 20, 2000, the provisions of this Agreement will govern.

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                                   Article 3.
                             Services to be Provided

In consideration of the severance and other compensation provided herein, the employee shall make himself available through July 31, 2001, to answer questions regarding matters in which he has been involved. Employee may respond to such requests for information at times that are reasonable and do not interfere with his responsibilities to any subsequent employer.

                                   Article 4.
                            Confidential Information

     In consideration of the compensation and benefits to be paid or provided to Employee by Employer under this Agreement, Employee covenants as follows:

     1) Employee agrees and acknowledges that through the nature of his work, he has had access to and may acquire proprietary information and knowledge concerning the business and operations of Employer and its Affiliates including, without limitation, information about its trade secrets, current and proposed products, present and potential customers, vendor relationships, financial information, sales and marketing plans, technical, engineering, and test data, employees, intellectual property, and business models (collectively, the "Confidential Information"). Employee acknowledges that all such Confidential Information is the property of Employer and its Affiliates solely and constitutes valuable, proprietary and confidential information of Employer and its Affiliates; that the disclosure thereof would cause substantial loss to the goodwill of Employer and its Affiliates; that disclosure thereof to Employee is being or has been made only because of the position of trust and confidence which he has occupied and will occupy and because of his agreement to the restrictions herein contained. Employee shall not, at any time, divulge, disseminate, disclose or communicate to any Person any Confidential Information, either during or after the term of this agreement, which information Employee shall hold in trust in a fiduciary capacity for the sole benefit of Employer, its Affiliates, and their successors and assigns.

     2) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.

     3) Employee will not remove from Employer's premises (except to the extent such removal is for purposes of the performance of Employee's duties at home or while traveling, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. No later than February 16, 2001, Employee will return to eOn all of the Proprietary Items in Employee's possession or subject to Employee's control except as provided in Article 2. 6. of this Agreement, and Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     4) The Employee acknowledges that the Employee Confidentiality Agreement and the Agreement for Assignment of Inventions and Covenant Against Disclosure previously executed by the Employee remain in full force and effect during and after the term of this Agreement and after the termination of his employment.

     5) The parties agree that, in addition to any damages otherwise available, the damages, whether financial or otherwise, in the event of a breach of this Article by the Employee, would be irreparable, and that damages from such breach would not be an adequate remedy. The Employee therefore agrees that an injunction from a court of competent jurisdiction will be available if the Employee violates

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or threatens to violate the terms of this Article, in addition to any other remedy at law or equity available to the Employer under this Agreement or under any applicable law.

                                   Article 5.
                               Releases and Waiver
                               -------------------

     The Employee hereby fully releases the Employer, its affiliates, officers, directors, employees, and agents from any and all claims of whatever kind or character under federal, state, or local law or regulation, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, all civil rights acts, and any other statutes or common law concerning employment discrimination or otherwise. In consideration of that release, the Employer likewise releases the Employee from any and all claims existing as of the date of this Agreement.

     The Employer acknowledges and agrees that the Employee has been covered by the Employer's director and officer liability insurance policy. Notwithstanding Employee's part-time employment pursuant to this Agreement or termination of his employment at any time, whether due to termination of this Agreement or otherwise, the Employer shall continue to cover Employee under its director and officer insurance policy to the extent allowed by the provisions of such policy with respect to his conduct and activities during the period when he was an officer and/or director of the Employer. The provisions of this paragraph shall survive the termination of this Agreement for a period of six years.

     This Release does not constitute a waiver of any rights or claims under the Age Discrimination in Employment Act that may arise after the date that this Agreement is signed. The Employee further acknowledges that he is receiving consideration beyond anything of value to which he is already entitled. The Employee understands that he has up to 21 days to consider whether to sign this Release and Agreement. By signing this Release and Agreement on the date shown below, the Employee voluntarily elects to forego waiting 21 days to sign this Release and Agreement. The Employee also acknowledges that he has been fully advised by Employer of his right to revoke and nullify this Release and Agreement, which right must be exercised, if at all, within seven days of the date of his signature. Any revocation of this Agreement must be in writing addressed to the Company as follows:

                                  Troy Lynch
                                  eOn Communications Corporation
                                  4105 Royal Drive
                                  Kennesaw, GA 30144

                                   Article 6.
                                  Miscellaneous
                                  -------------

         11.1 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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     11.2    Binding Effect; Delegation of Duties Prohibited. This Agreement
shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, provided, however, that this Agreement may be assigned by Employer only with the prior written consent of Employee, which consent shall not be unreasonably withheld. The duties and covenants of Employee under this Agreement, being personal, may not be delegated.

     11.3 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

     11.4 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.5 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. Each of the parties submits to the jurisdiction of any state or federal court sitting in Atlanta, Georgia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto

     11.6 Arbitration. Subject to the provisions set forth herein below, any disputes, claims or controversies ("claims") arising out of and related to the interpretation and application of this Agreement, or any amendment thereto, including any alleged breach hereof, or any claims otherwise arising out of or related to Employee's employment, including, any claims governed by any law, state or federal, relating to employment shall be referred to and resolved by Arbitration which shall be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the State of Georgia. The arbitration shall take place in Atlanta, Georgia, at a mutually acceptable site. Provided, however, this arbitration clause shall not apply to or cover claims for worker's compensation or claims for injunctive or equitable relief arising out of or relating to the enforcement by the Employer of any of the restrictive covenants set forth in Article 8 and Article 9 or elsewhere in this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and date first above written.

     eOn COMMUNICATIONS CORPORATION

     /s/ Troy E. Lynch
     ---------------------------------------------------
                          TROY E. LYNCH


     Date:              February 19, 2001
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     /s/ Robert R. Cash
     ---------------------------------------------------
                         ROBERT R. CASH


     Date:              February 19, 2001
          ----------------------------------------------